UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The Procter & Gamble Company

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David S. Taylor Chairman of the Board, President and Chief Executive Officer

Dear Fellow Shareholders:

You face an important decision regarding the future of your investment. Trian Fund Management (“Trian”), a New York hedge fund, has nominated Nelson Peltz to stand for election to your Board at our upcoming Annual Meeting of Shareholders on October 10, 2017. You are being asked to choose between a Board and management team that are successfully executing a proven plan to build a better and more valuable company and Mr. Peltz, who has not offered any new, actionable ideas to deliver value beyond the plan that we already have in place. Mr. Peltz does not bring any new or needed skills to our Board. We believe that adding him to the Board would derail the very significant value creation progress we are making.

The P&G Board of Directors and management team are strongly recommending that you elect ALL of P&G’s outstanding directors by voting on the enclosed BLUE Proxy Card.

You may receive materials from Mr. Peltz asking you to vote a white proxy card. Please note that voting a white proxy card for any reason will not count as a vote in support of all of P&G’s Board and will revoke any prior vote on the BLUE Proxy Card. To make sure your shares are voted in support of all of P&G’s directors, we urge you to vote today in this very important election using the enclosed BLUE Proxy Card. If you vote your shares more than once, only your latest-dated proxy card counts.

We strongly recommend you vote the BLUE Proxy Card to maintain our momentum and continue advancing our plan for the following reasons:
P&G is delivering growth and shareholder value with a strategy and plan that is working.
P&G has transformed itself with a streamlined and focused portfolio of brands and categories.
P&G is implementing significant productivity improvements to fuel sales and earnings growth and investment in our brands and categories.
P&G has simplified its organization design to drive clear ownership and accountability for decisions and results by category.
P&G is raising the bar to a new standard of excellence to meet the needs of consumers through noticeably superior innovation that is growing markets and improving value for consumers.

We believe Mr. Peltz initiated the proxy contest to satisfy his own agenda and to meet the expectations of his limited partners. What’s best for P&G right now is balance and focus, with the Board and employees continuing a steady commitment to a plan that is working. P&G will not benefit from change for the sake of change.

VOTE THE BLUE PROXY CARD TODAY

P&G Is On the Right Track

Our fiscal 2017 results demonstrate that the actions we have taken and the plan we have in place are working. In fact, we met or exceeded each of our fiscal 2017 objectives. Delivery of our financial goals has also translated into share price gains for our shareholders.

Since the CEO transition on November 1, 2015, our team has delivered total shareholder return (“TSR”) of 27% — well above the vast majority of peers selected by Trian throughout that same time period.1 P&G also outperformed the S&P 500, which delivered a TSR of 24% in that same timeframe.2 Now is the time to build on our momentum, and prevent anything from derailing the work that is delivering improvement.

Trian, in arguing for a seat on the Board, has criticized P&G’s recent performance. It is notable that over the same time period since November 1, 2015, the weighted average return of the companies where Mr. Peltz serves as a Board member has been only 8%. Only one of those companies, Mondelēz International, is a large, multinational company. The returns there have been NEGATIVE 3%.

We strive to develop innovative, new products that are so good, consumers don’t want to part with them.

Building a Better P&G, Transforming

Our Organization and Culture

The people of P&G, supported by your Board and management team, have recently accomplished the most significant transformation in the Company’s history. We now have a stronger, more focused portfolio of leading brands and products in ten highly attractive, daily-use categories that respond to innovation.

We have made significant productivity improvements to fuel the growth of our brands and categories, and create value for shareholders. Over the last five years, we over-delivered on our commitment to save $10 billion in costs, and are now focused on achieving an additional $10 billion in projected cost savings.

We continue to make changes to our organization design, culture and accountability. This enables P&G people to consistently lead innovation and deliver results.

We now have one organizing principle — to run the business by category, enabling P&G to be more focused, committed and accountable. That means category leaders have complete ownership of the business — from idea to in-market execution. They make decisions on what is needed to deliver results and win versus the best competitor in the category, whether it is a new product, more investment in marketing, or extra salespeople. Category leaders have profit and loss responsibility. The bottom line is, category leaders are held accountable to deliver.

Today P&G is more nimble and is creating value. With a stronger portfolio and with our recent productivity enhancements, P&G is positioned to win.

Raising the Bar to a New Standard of Excellence

As always, our focus starts with the consumer. Consumers are demanding more from our brands, which is why we are raising the bar to a new standard of excellence, with superiority across products, packaging, brand communications, in-store and online execution, and value.

VOTE THE BLUE PROXY CARD TODAY

We strive to develop innovative, new products that are so good, consumers don’t want to part with them. When we achieve this noticeable superiority, consumers reward our brands with purchase, repurchase, and recommendations to others. This in turn, results in sustainable growth and value. We have many examples:

Tide PODS, Ariel PODS, Gain FLINGS	Downy Unstopables Scent Beads

P&G created the noticeably superior unit-dose product, now expanding in many countries on multiple brands. After using Tide PODS for only one month, consumers lowered the rating of their previously used detergent by more than 10 points. This level of performance has led to over $1.5 billion in sales for the P&G unit-dose products. The future potential is significant, as only 30% of households have tried PODS in the markets where they are available.	Scent beads are an example of P&G creating an entirely new category, already achieving over $500 million in sales. Scent beads provide long-lasting fragrance for fabrics simply by sprinkling the product in the washing machine. Scent beads are the fastest growing segment of the laundry category with tremendous upside, driven by P&G scent bead offerings growing about 30% over the past year.

Always Discreet	Oral-B Power Toothbrush

This represents P&G’s latest entry into a new category — adult incontinence. The product is noticeably thinner, more comfortable, and more absorbent than the competition. Discreet has launched in ten countries, is already over $200 million in sales, and has grown over 40% in the past year. The potential of this product is enormous, as one in three women experience some form of incontinence.

This superior product features a round brush, just like a dentist tool, for better cleaning performance and a “dentist clean feeling.” Available in over 60 countries, it is already a $1.5 billion business. With fewer than 10% of households using a power brush, the upside is significant.

Noticeably superior product innovation builds leading brands and drives market growth. It prevents commoditization of categories and reduces reliance on promotion spending. It produces lasting consumer loyalty, and in turn, sustainable growth and shareholder value creation. That is why P&G continues to be the #1 innovator in consumer products.

We Believe Nelson Peltz Is Seeking a Board Seat at P&G to Advance His Own Agenda

Your Board and management team strive to maintain an active dialogue with all shareholders. As such, members of the P&G Board and management team have engaged with Trian, and Mr. Peltz in particular, on at least 16 occasions — in person, telephonically and via email — since Trian made its investment in P&G just several months ago. As part of this engagement, Mr. Peltz was also invited to share his views with P&G senior leadership at the Company’s Global Leadership Council (GLC) meeting on May 4, 2017.

In all of the interactions Mr. Peltz has had with P&G Board members and management, he has failed to offer any new, actionable ideas to drive additional value for P&G shareholders. In fact, Mr. Peltz has been supportive of P&G and its ongoing transformation, its strategic plan and its management team and Board.

It is notable that when Mr. Peltz has publicly criticized aspects of P&G’s business, he has been wrong. For example, Mr. Peltz criticized our recent adjustments to our digital marketing expenditures, demonstrating that he does not understand digital advertising and is unaware that P&G has led the industry in addressing fraud and waste in that space. He has also criticized our organizational structure, relying on outdated arguments apparently informed by a former executive who left the Company nearly a decade ago and is now a paid consultant to Trian.

While we have engaged with Mr. Peltz with an open mind, we have also done our research. We have spoken with investors, analysts, members of Boards and senior executives at companies that have been impacted by Trian. The overwhelming feedback we received was clear: Mr. Peltz is not helpful to Boards and management teams that are on the right track.

We have a strategy that is working and a management team and organization that are delivering results. Given that Mr. Peltz is largely and consistently in agreement with our strategy, it would be fair for P&G shareholders to ask, “What is this proxy contest really about?” We believe that Mr. Peltz disclosed his motivation when, in the context of a discussion on May 18, 2017 regarding a potential resolution of this proxy contest, he told P&G directors Jim McNerney and David Taylor that he had to have something for his [Trian’s] investors. We believe Mr. Peltz initiated this proxy contest to satisfy his own agenda and to meet the expectations of his limited partners.

We have a strategy that is working and a management team and organization that are delivering results.

VOTE THE BLUE PROXY CARD TODAY

Vote the BLUE Proxy Card Today

We are committed to delivering increased shareholder value, and we will always operate within our Purpose, Values and Principles, which have guided P&G for 180 years.

Your Board is highly diverse, experienced, and was carefully selected to ensure directors collectively have expertise in strategy and leadership, consumer/retail, technology and innovation, government, finance, marketing, and international business. Ten of our 11 directors are independent, and four of our independent directors have been added in the last five years, providing the Board with the right balance of fresh perspectives and strong institutional knowledge.

We have made a thoughtful and informed decision to maintain our momentum and continue advancing our plan, which is creating value for you, our shareholders.

We urge you NOT to vote using any white proxy card or voting instruction forms you might receive from Nelson Peltz of Trian. Please disregard and discard the white proxy card.

Your Board strongly recommends that you vote the BLUE Proxy Card:

•	Vote FOR ALL of P&G’s nominees

•	Vote FOR Proposals 2 and 3

•	Vote FOR 1 Year on Proposal 4

•	Vote AGAINST Proposals 5 through 8

On behalf of your Board of Directors, we thank you for your continued support.

David S. Taylor
Chairman of the Board, President and Chief Executive Officer	August 14, 2017

Vote the BLUE Proxy Card Today Online Voting Is Quick And Easy To Use Find Your Unique Control Number Next to the Located In the Box on Your BLUE Proxy Card Recently Mailed to You

If you have any questions about how to vote your shares, or need additional assistance, please contact our proxy solicitors, D.F. King & Co., Inc. at (877) 361.7966 or MacKenzie Partners, Inc. at (800) 322.2885.

1 Beiersdorf, Church & Dwight, Clorox, Colgate-Palmolive, Edgewell Personal Care, Henkel, Kimberly-Clark, L’Oreal, Reckitt Benckiser, Unilever

2 Source: Market data as of August 9, 2017

About Procter & Gamble

P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands.

Forward-Looking Statements

Certain statements in this release or presentation, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.

Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, currency exchange or pricing controls and localized volatility; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to affect the expected share repurchases and dividend payments; (3) the ability to manage disruptions in credit markets or changes to our credit rating; (4) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations, and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to factors outside of our control, such as natural disasters and acts of war or terrorism; (5) the ability to successfully manage cost fluctuations and pressures, including prices of commodity and raw materials, and costs of labor, transportation, energy, pension and healthcare; (6) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits and technological advances attained by, and patents granted to, competitors; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third party relationships, such as our suppliers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third party information technology systems, networks and services, and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage uncertainties related to changing political conditions (including the United Kingdom’s decision to leave the European Union) and potential implications such as exchange rate fluctuations and market contraction; (13) the ability to successfully manage regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, intellectual property, antitrust, privacy, tax, environmental, and accounting and financial reporting) and to resolve pending matters within current estimates; (14) the ability to manage changes in applicable tax laws and regulations including maintaining our intended tax treatment of divestiture transactions; (15) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; and (16) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes, while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited. For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and form of associated BLUE Proxy Card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2017 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Directors for election at the 2017 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.pginvestor.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Vote the BLUE Proxy Card Today

Online Voting Is Quick And Easy To Use

Find Your Unique Control Number Next to the Located In the Box on Your BLUE Proxy Card Recently Mailed to You

If you have any questions about how to vote your shares, or need additional assistance, please contact our proxy solicitors, D.F. King & Co., Inc. at (877) 361.7966 or

MacKenzie Partners, Inc. at (800) 322.2885.

BE SURE TO VOTE ALL YOUR SHARES BY VOTING ALL YOUR BLUE PROXIES OR BLUE VOTING INSTRUCTION FORMS. EACH OF YOUR ACCOUNTS HAS A UNIQUE CONTROL NUMBER.

WHITE PROXIES HAVE DIFFERENT CONTROL NUMBERS —

PLEASE DO NOT VOTE THE WHITE PROXIES!